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                                                                Exhibit (a)(5)

                                     FORM OF
                        PROMISE TO GRANT STOCK OPTION(S)

         In exchange for your agreement to cancel certain stock options ("Old Option(s)") you received from Interactive Intelligence, Inc. ("Interactive Intelligence"), Interactive Intelligence hereby promises to grant you a stock option or options, as applicable, covering shares of Interactive Intelligence's common stock on November 26, 2001 (the "New Option(s)"). Each New Option will vest according to the same vesting schedule as the Old Option it replaces, subject to your continued employment with Interactive Intelligence on a full-time basis or on your being on a bona fide leave of absence as described below, except that the New Options will not provide for accelerated vesting on a change in control of Interactive Intelligence. Each New Option will otherwise be subject to the standard terms and conditions under Interactive Intelligence's 1999 Stock Option and Incentive Plan (the "Plan") and applicable form of stock option agreement.

         In order to receive the New Option(s), you must be employed by Interactive Intelligence in a full-time capacity or be on a bona fide leave of absence that was approved by Interactive Intelligence in writing (if the terms of the leave provide for continued service crediting or when continued service crediting is required by law), as of November 26, 2001. This promise to grant does not constitute a guarantee of employment with Interactive Intelligence for any period. Your employment with Interactive Intelligence remains "at-will" and can be terminated by either you or Interactive Intelligence at any time, with or without cause or notice. If you voluntarily terminate your employment with Interactive Intelligence or if Interactive Intelligence terminates your employment for any reason before November 26, 2001, you will lose all rights you have to receive any New Options.

         This Promise is subject to the terms and conditions of the Offer to Exchange dated April 26, 2001, the memorandum from Michael J. Tavlin, Senior Vice President and Chief Financial Officer of Interactive Intelligence dated April 26, 2001, and the Election Form previously completed and submitted by you to Interactive Intelligence, all of which are incorporated herein by reference. The documents described herein reflect the entire agreement between you and Interactive Intelligence with respect to this transaction. This Promise may only be amended by means of a writing signed by you and a duly authorized officer of Interactive Intelligence.

                                 INTERACTIVE INTELLIGENCE, INC.


                                 By:____________________________________________
                                    ____________________________________________
                                    ____________________________________________

Date:  _____________, 2001